SUB-ITEM 77O TRANSACTIONS EFFECTED PURSUANT TO RULE 10F-3

The securities were purchased from Morgan Stanley.

The affiliated member is Morgan Stanley.

The terms of the transaction is as follows:
Issuer:                 Prudential Financial
Purchase Date:          12/12/01
Date of Offering:       12/12/01
Purchase Amount:        1800 shares
Price:                  $27.50
Commission/Spread:      0

Information upon which the determination was made:

The securities were (i) part of an issue registered under the Securities Act of 1933, (ii) "municipal securities" as defined under the Securities Exchange Act of 1934, (iii) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or (iv) exempt from registration under section 4(2) of the Securities Act of 1933 or Rules 144A or 501-508 thereunder.

The purchase price of the securities did not exceed the offering price at the end of the first business day after the first day of the offering (or the fourth day before termination, if a rights offering).

The underwriting of the securities was a firm commitment.

The commission, spread or profit received was reasonable and fair in relation that being received by others for underwriting similar securities during a comparable period.

In respect of any securities other than municipal securities, the issuer of the securities has been in continuous operation for not less than three years (including operations of predecessors), or in respect of any municipal securities, the issuer of the securities has received an investment grade rating from a nationally recognized statistical rating organization or if the issuer of the municipal securities or the entity supplying the revenues from which the issue is to be paid has been in continuous operation for not less than three years (including operations of predecessors), it has received one of the three highest ratings from at least one such rating service.

The amount of securities purchased by all of the Funds advised by the same investment adviser or sub-adviser did not exceed 25% of the principal amount of the offering.

The purchase price was not greater than 3% of the Fund's total assets.

No underwriter which is an affiliate of the Fund's adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

The purchase was not part of a group sale (or part of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.

The transaction received prior approval by the President of the Fund and president or Managing Director of the investment adviser and/or sub-adviser.

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